                                                                       EXHIBIT B


                              AMENDED AND RESTATED

                             STOCK PURCHASE WARRANT

         This Warrant is issued this ____ day of January, 1999, by HARVEST RESTAURANT GROUP, INC., a Texas corporation (the "Company"), to SIRROM CAPITAL CORPORATION, a Tennessee corporation (SIRROM CAPITAL CORPORATION and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "Holder" or "Holders").

                                    RECITALS:

         WHEREAS, Holder made a term loan to TRC Acquisition Corporation, a Georgia corporation ("TRC") in the original principal amount of Two Million and No/100ths Dollars ($2,000,000) (the "Loan") pursuant to the terms of a Loan Agreement dated October 22, 1996 by and between TRC and Holder (the "Loan Agreement");

         WHEREAS, in connection with the Loan, TRC granted Holder the right to purchase certain shares of common stock of TRC pursuant to that certain Stock Purchase Warrant dated October 22, 1996 (the "Original Warrant");

         WHEREAS, the Loan is evidenced by a Secured Promissory Note dated October 22, 1996 in the original principal amount of $1,000,000 made and executed by TRC, payable to the order of Holder and a Secured Promissory Note dated February 25, 1997 in the original principal amount of $1,000,000 made and executed by TRC, payable to the order of Holder (collectively the "Note");

         WHEREAS, the Note has been amended and restated by that certain Amended and Restated Secured Promissory Note of even date herewith in the original principal amount of $2,000,000 made and executed by Hartan, Inc., a Texas corporation and wholly owned subsidiary of the Company ("Hartan") in favor of Holder (the "Amended and Restated Note");

         WHEREAS, pursuant to an Assumption Agreement and Consent of even date herewith, Hartan is assuming all of the obligations of TRC under the Loan Documents (as defined in the Loan Agreement);

         WHEREAS, pursuant to a Guaranty Agreement of even date herewith, the Company is guaranteeing the obligations of Hartan in connection with the Loan;

         WHEREAS, on or before the date hereof TRC will merge with and into Hartan (the "Merger");

         WHEREAS, TRC, Hartan and the Company have requested that Holder consent to the Merger;

         WHEREAS, the Original Warrant has been assigned by Holder to Sirrom Funding Corporation, a wholly owned subsidiary of Holder, with Holder retaining certain rights and this Warrant will also be assigned to Sirrom Funding Corporation; and



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         WHEREAS, this Warrant shall amend, restate and replace the Original
Warrant.

                                   AGREEMENT:

         1. ISSUANCE OF WARRANT; TERM. For and in consideration of SIRROM CAPITAL CORPORATION having made loans to TRC which are being assumed by Hartan in the aggregate principal amount of $2,000,000, as evidenced by the Amended and Restated Note, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby confirms and ratifies the grant to Holder on October 22, 1996 of the right to purchase 375,000 shares of TRC's common stock, which the Company represents equaled not less than 12.5% of the common stock of TRC on October 22, 1996, calculated on a fully diluted basis after exercise ("Base Amount"). Pursuant to the terms of the Original Warrant, the Base Amount increased on October 22, 1998 to 409,682 shares. As a result of the Merger, in light of Section 9(b) of the Original Warrant, the Base Amount is adjusted on the date hereof to 643,509 shares of the Company's common stock ("Common Stock") (calculated by multiplying 409,682 shares by 1.57075, the exchange ratio used in the Merger, referred to herein as the "Exchange Ratio", and rounding all fractions upward to the next whole number) and the Company hereby grants to Holder the right to purchase the Base Amount (as adjusted from time to time pursuant to the terms of this Warrant) of Common Stock provided that in the event that the indebtedness evidenced by the Amended and Restated Note is outstanding on the following dates, the Base Amount shall be increased to the corresponding number set forth below:


            DATE                                     BASE AMOUNT
--------------------------------     ------------------------------------------
      October 22, 1999                         699,259 shares of Common Stock,
                                      which is equal to 445,175 shares of TRC
                                      common stock prior to the Merger, the
                                      amount set forth in the Original Warrant
                                      multiplied by the Exchange Ratio.


      October 22, 2000                         756,331 shares of Common Stock,
                                      which is equal to 481,509  shares of TRC
                                      common stock prior to the Merger, the
                                      amount set forth in the Original Warrant
                                      multiplied by the Exchange Ratio.

         The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until November 30, 2001. For purposes of this Warrant the term "fully diluted basis" shall be determined in accordance with generally accepted accounting principles as of the date hereof.





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

         2. EXERCISE PRICE. The exercise price (the "Exercise Price") per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be One Cent ($.01).

         3. EXERCISE. This Warrant may be exercised by the Holder hereof (but only on the conditions hereinafter set forth) as to all or any increment or increments of Ten Thousand (10,000) Shares (or the balance of the Shares if less than such number), upon delivery of written notice of intent to exercise to the Company at the following address: 2662 Holcomb Bridge Road, Suite 320, Alpharetta, Georgia 30022, Attention: Chief Financial Officer, or such other address as the Company shall designate in a written notice to the Holder hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price shall be payable, at the option of the Holder, (i) by wire transfer, certified cashiers or bank check,
(ii) by the surrender of the Amended and Restated Note or portion thereof having an outstanding principal balance equal to the aggregate Exercise Price or (iii) by the surrender of a portion of this Warrant having an aggregate Fair Market Value (as hereinafter defined) equal to the aggregate Exercise Price. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

         4. COVENANTS AND CONDITIONS. The above provisions are subject to the following:

                  (a) Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act") or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws (the Company hereby acknowledges that Bass, Berry & Sims is acceptable counsel). Transfer of the shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares shall bear substantially the following legend:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (I) A




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

                  REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

         The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

                  (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

         5.       BELOW MARKET VALUE ISSUANCES.

                  (a) In the event that the Company sells shares of the Company's capital stock at a price below Fair Market Value, the number of shares of Common Stock issuable upon exercise of this Warrant shall be equal to the product obtained by multiplying the number of shares then issuable pursuant to this Warrant prior to such sale by a fraction, the numerator of which shall be the product of (x) the total number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance or sale, multiplied by (y) the fair market value immediately prior to such issuance or sale and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance or sale multiplied by the fair market value immediately prior to such issuance or sale, plus (ii) the aggregate amount of the consideration received by the Company upon such issuance or sale (as illustrated on Schedule I hereto).

                  (b) No adjustment to the number of shares of Common Stock issuable upon exercise of this Warrant shall be made under this Section 5 (i) upon the issuance of shares of Common Stock upon the exercise or conversion of any of the warrants, options and/or preferred stock described on Schedule II hereto; and (ii) if it would result in less than a 0.1% change in number of Shares to be issued; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least a 0.1% change in the number of Shares to be issued.




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

         6. TRANSFER OF WARRANT. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer and subject to the terms of Section 4 hereof, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

         7. WARRANT HOLDER NOT SHAREHOLDER; RIGHTS OFFERING; PREEMPTIVE RIGHTS; PREFERENCE RIGHTS. Except as otherwise provided herein, this Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company. Notwithstanding the foregoing, if the Company should offer to all of the Company's shareholders the right to purchase any securities of the Company, then all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder and the Holder shall be entitled to participate in such rights offering. The Company shall not grant any preemptive rights with respect to any of its capital stock without the prior written consent of the Holder. Other than securities described on Schedule II hereto, the Company shall not issue any securities which entitle the holder thereof to obtain any preference over holders of Common Stock upon the dissolution, liquidation, winding-up, sale, merger, or reorganization of the Company without the prior written consent of the Holder.

         8. OBSERVATION RIGHTS. The Holder of this Warrant shall (a) receive notice of and be entitled to attend or may send a representative to attend all meetings of the Company's Board of Directors in a non-voting observation capacity, (b) subject to reasonable confidentiality requirements of the Company, receive copies of all notices, packages and documents provided to members of the Company's Board of Directors for each board of directors meeting, and (c) receive copies of all actions taken by written consent by the Company's Board of Directors, from the date hereof until such time as the indebtedness evidenced by the Amended and Restated Note has been paid in full.

         9. ADJUSTMENT UPON CHANGES IN STOCK.

                  (a) If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock split, stock dividend, recapitalization, combination of shares, or other similar event. If any adjustment under this Section 9(a) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 9(a), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.





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

                  (b) If all or any portion of this Warrant shall be exercised subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of the Company, or other similar event, occurring after the date hereof, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation, or other similar event. If any adjustment under this
         Section 9(b) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 9(b), the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

         10.      PUT AGREEMENT.

                  (a) The Company hereby irrevocably grants and issues to Holder the right and option to sell to the Company (the "Put") this Warrant for a period of 30 days immediately prior to the expiration thereof, at a purchase price (the "Purchase Price") equal to the Fair Market Value (as hereinafter defined) of the shares of Common Stock issuable to Holder upon exercise of this Warrant less the exercise price of such Shares.

                  (b) The Company shall pay to the Holder, in cash or certified or cashier's check, the Purchase Price in exchange for the delivery to the Company of this Warrant within thirty (30) days of the receipt of written notice, addressed as set forth in Section 3 hereto, from the Holder of its intention to exercise the Put.

                  (c) The Fair Market Value of the shares of Common Stock of the Company issuable pursuant to this Warrant shall be determined as follows:

                           (i) Using the previous five day average closing bid
                  price for the day or, where no sale is made on that day, the average of the closing bid and asked prices for that day on the Nasdaq Stock Market or the OTC Bulletin Board if the securities are at the time listed or quoted thereon, respectively, or, if it is not so listed or quoted, on any other national securities exchange selected by the Company on which it is at the time listed. If at the applicable time the Common Stock is quoted on the OTC Bulletin Board, the foregoing calculations shall be based on a Trade and Quote Summary Report from the OTC Bulletin Board Research Service if available, and if not, on any other publicly available data reasonably deemed reliable by the Company.

                           (ii) By mutual agreement of the Company and the
                  Holder;




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

                           (iii) By an investment banking company selected by
                  the Company and the Holder;

                           (iv) If the Company and the Holder cannot agree on an
                  investment banking company, then the Company and the Holder shall each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of the shares of Common Stock which would be issued upon the exercise of the Warrant, taking into consideration all factors deemed by such appraiser to be relevant, including that such shares would constitute a minority interest, and would lack liquidity, and further assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company, and neither of whom is under any compulsion to sell or to buy.

                           (v) If the highest of the two appraisals is not more
                  than 10% more than the lowest of the appraisals, the Fair Market Value shall be the average of the two appraisals. If the highest of the two appraisals is 10% or more than the lowest of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

                           (vi) The Fair Market Value after the appointment of
                  the third appraiser shall be the mean of the three appraisals.

                           (vii) The fees and expenses of the appraisers shall
                  be paid one-half by the Company and one-half by the Holder.

                  (d) The Put shall terminate upon the Company's successful completion of a bona fide underwritten public offering of its capital stock with net proceeds to the Company of at least $10,000,000 ("IPO").

         11.      REGISTRATION.

                  (a) The Company and the holders of the Shares agree that if at any time after the date hereof the Company's Board of Directors shall authorize the filing of a registration statement with respect to any of its Common Stock on a form suitable for a secondary offering (excluding Form S-4 and Form S-8 or the successors thereto), it will give notice in writing to such effect to the registered holder(s) of the Shares at least thirty (30) days prior to such filing, and, at the written request of any such registered holder, made within ten (10) days after the receipt of such notice, will include therein at the Company's cost and expense (excluding underwriting discounts, commissions and filing fees attributable to the Shares included therein) such of the Shares as such holder(s) shall request; provided, however, that if the offering being registered by the Company is underwritten and if the representative of the underwriters certifies in writing that the



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

         inclusion therein of the Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, then the Company shall be required to include in the offering only that number of securities, including the Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder).

                  (b) Whenever required under this Agreement to use its best efforts to effect the registration of any of the Shares, the Company shall, as expeditiously as reasonably possible:

                           (i) Prepare and file with the Securities and Exchange
                  Commission (the "Commission") a registration statement covering such Shares and use its best efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible and to keep such registration effective until the earlier of (A) the date when all Shares covered by the registration statement have been sold or (B) two hundred seventy (270) days from the effective date of the registration statement; provided, that contemporaneously with a registration statement or prospectus or any amendment or supplements thereto, the Company will furnish to each Holder of Shares covered by such registration statement and the underwriters, if any, copies of all such documents proposed to be filed. If an amendment to the Company's registration statement is filed, the Company will contemporaneously with such filing deliver a copy to the Holder.

                           (ii) Prepare and file with the Commission such
                  amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement effective during the period referred to in Section 11(b)(i) and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act.

                           (iii) Furnish to the selling Holder(s) such numbers
                  of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus), each supplement thereto and such other documents as they may reasonably request in order to facilitate the disposition of the Shares owned by them.

                           (iv) Use its best efforts to register and qualify
                  under such other securities laws of such jurisdictions as shall be reasonably requested by any selling Holder and do any and all other acts and things which may be reasonably necessary or advisable to enable such selling Holder to consummate the disposition of the Shares owned by such Holder, in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to transact business or to file a general consent to service of process in any such states or jurisdictions.

                           (v) Promptly notify each selling Holder of the
                  happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading and, at the request of any such Holder, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

                           (vi) Provide a transfer agent and registrar for all
                  such Shares not later than the effective date of such registration statement.

                           (vii)    [Intentionally Omitted]

                           (viii)   [Intentionally Omitted]

                           (ix) Promptly notify the selling Holder(s) and the
                  underwriters, if any, of the following events and (if requested by any such person) confirm such notification in writing: (A) the filing of the prospectus or any prospectus supplement and the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement or any post-effective amendment thereto, the declaration of the effectiveness of such documents, (B) any requests by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information, (C) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, and (D) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threat of initiation of any proceeding for such purposes.

                           (x)      [Intentionally Omitted]

                           (xi)     [Intentionally Omitted]

                           (xii)    [Intentionally Omitted]

                           (xiii)   [Intentionally Omitted]

                           (xiv)    [Intentionally Omitted]

                  (c) After the date hereof, the Company shall not grant to any holder of securities of the Company any registration rights which have a priority greater than or equal to those granted to Holders pursuant to this Warrant without the prior written consent of the Holder(s).

                  (d) The Company's obligations under Section 11(a) above with respect to each holder of Shares are expressly conditioned upon such holder's furnishing to the Company in writing such information concerning such holder and the terms of such holder's proposed offering as the Company shall reasonably request for inclusion in the registration statement. If any registration statement including any of the Shares is filed, then the Company shall indemnify each holder thereof (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of, based upon or in any way relating to any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such holder of the Shares expressly for use in connection with such registration statement; and such holder shall indemnify the Company (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter for the Company and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such holder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to the Company by such holder of the Shares expressly for use in connection with such registration statement.

                  (e) For purposes of this Section 11, all of the Shares shall be deemed to be issued and outstanding.

         12. CERTAIN NOTICES. In case at any time the Company shall propose to:

                  (a) declare any cash dividend upon its Common Stock;

                  (b) declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

                  (c) offer for subscription to the holders of any of its Common Stock any additional shares of stock in any class or other rights;

                  (d) reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets to, another corporation; or

                  (e) voluntarily or involuntarily dissolve, liquidate or wind up the affairs of the Company;

                  then, in any one or more of said cases, the Company shall give to the Holder of the Warrant, by certified or registered mail, (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization,




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

         reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         13. RIGHTS OF CO-SALE.

                  (a) Co-Sale Right. Prior to an IPO and excluding any sale pursuant to the exemptions set forth in Rule 144 promulgated under the Securities Act, neither Clyde E. Culp, III, John D. Feltman nor Richard
         E. Tanner (individually a "Selling Shareholder" and collectively the "Selling Shareholders") shall enter into any transaction that would result in the sale by him of any Common Stock now or hereafter owned by him, unless prior to such sale the Selling Shareholder shall give notice to Holder of his intention to effect such sale in order that Holder may exercise its rights under this Section 13 as hereinafter described. Such notice shall set forth (i) the number of shares to be sold by the Selling Shareholder, (ii) the principal terms of the sale, including the price at which the shares are intended to be sold, and
         (iii) an offer by the Selling Shareholder to use his best efforts to cause to be included with the shares to be sold by him in the sale, on a share-by-share basis and on the same terms and conditions, the Shares issuable or issued to Holder pursuant this Warrant.

                  (b) Rejection of Co-Sale Offer. If Holder has not accepted such offer in writing within a period of ten (10) days from the date of receipt of the notice, then the Selling Shareholder shall thereafter be free for a period of ninety (90) days to sell the number of shares specified in such notice, at a price no greater than the price set forth in such notice and on otherwise no more favorable terms to the Selling Shareholder than as set forth in such notice, without any further obligation to Holder in connection with such sale. In the event that the Selling Shareholder fails to consummate such sale within such ninety-day period, the shares specified in such notice shall continue to be subject to this Section.

                  (c) Acceptance of Co-Sale Offer. If Holder accepts such offer in writing within ten (10) day period, such acceptance shall be irrevocable unless the Selling Shareholder shall be unable to cause to be included in his sale the number of Shares of stock held by Holder and set forth in the written acceptance. In that event, the Selling Shareholder and Holder shall participate in the sale pro rata, with the Selling Shareholder and Holder each selling half the total number of such shares to be sold in the sale.

         14. EQUITY PARTICIPATION. This Warrant is issued in connection with the Loan Agreement. It is intended that this Warrant constitute an equity participation under and pursuant to T.C.A. ss.47-24-101, et seq. and that such equity participation be permitted under said statutes and not constitute interest on the Amended and Restated Note. If under any circumstances whatsoever, fulfillment of any obligation of this Warrant, the Loan Agreement, or any other agreement or document executed in connection with the Loan Agreement, shall violate the lawful limit of any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then the obligation to be fulfilled shall be reduced to such lawful limit, such that in no event shall there occur, under this Warrant, the Loan Agreement, or any other document or instrument executed in connection with the Loan Agreement, any violation of such lawful limit, but such obligation shall be fulfilled to the lawful limit. If any sum is collected in excess of the lawful limit, such excess shall be applied to reduce the principal amount of the Amended and Restated Note.

         15. GOVERNING LAW. This Warrant shall be governed by the laws of the State of Tennessee applicable to agreements made entirely within the State.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.


                                     HARVEST RESTAURANT GROUP, INC., a
                                     Texas corporation

                                     By:
                                        ---------------------------------------
                                     Title:
                                           ------------------------------------

                                     SIRROM CAPITAL CORPORATION, a Tennessee
                                     corporation

                                     By:
                                        ---------------------------------------
                                     Title:
                                           ------------------------------------

                                     SIRROM FUNDING CORPORATION, a Tennessee
                                     corporation

                                     By:
                                         --------------------------------------
                                     Title:
                                           ------------------------------------

         The undersigned, being all of the Shareholders of the Company, join in the execution of this Warrant for the purposes of acknowledging and agreeing to be bound by Section 13 hereof:

                                               -----------------------------
                                               John D. Feltman

                                               ----------------------------
                                               Clyde E. Culp, III

                                               -----------------------------
                                               Richard E. Tanner